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                         TRANSITION SERVICES AGREEMENT

         This TRANSITION SERVICES AGREEMENT (this "Agreement") dated as of January 29, 1999, is by and between Nextel WIP Corp., a Delaware corporation ("NWIP"), and Nextel Partners Operating Corp., a Delaware corporation (the "Company").

                                    RECITALS

         A. Nextel, through its subsidiaries, operates an iDEN-based wireless communications system through which it provides wireless communications services in various markets throughout the United States. To enhance its ability to provide its customers with greater geographic coverage that is consistent with its existing service, operations, and objectives, Nextel, through NWIP, is entering into a contractual joint venture with Nextel Partners, Inc. ("NPI") and its Subsidiaries, including the Company.

         B. The agreement of the parties with respect to the formation and operation of the contractual joint venture is set forth in the Joint Venture Agreement of even date herewith, by and among NWIP, NPI and the Company (the "JV Agreement"), and various Collateral Agreements. This Agreement is a Collateral Agreement.

         C. As part of the contractual joint venture, NWIP has agreed to provide the Company with certain transition services for a limited time to assist the Company in launching operations in the Territory.

         In consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NWIP and the Company hereby agree as follows:

                                   AGREEMENT

1. Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used herein have the same meanings as in the JV Agreement.

2. Transition Services. Commencing on the date of this Agreement, NWIP will provide, or will cause other controlled subsidiaries of Nextel to provide, to the Company and solely in connection with the Company's operation of an ESMR Network in the Territory pursuant to the JV Agreement, those services set forth on Exhibit A attached hereto and made a part hereof (each a "Transition Service" and collectively, the "Transition Services").

3. Term. The Transition Services will be provided to the Company commencing on the date of this Agreement and continuing with respect to each Transition Service through the termination date set forth next to that Transition Service on Exhibit A (in each case, the "Termination Date"), unless the Company elects to terminate its use of any such Transition Service at an earlier date, as provided for in Section 4(a) or the parties agree to extend the term of any Transition Service pursuant to Section 5(b). The term of this Agreement will run through the Termination Date or Amended Termination Date (as defined below) of the last Transition Service(s) being provided hereunder.

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4. Partial Termination. (a) The Company may terminate its use of any Transition
Service provided to it hereunder on thirty (30) days' prior written notice to NWIP. On the 30th day following NWIP's receipt of such written notice, both the Company's obligation to pay NWIP for such Transition Service (other than for services rendered prior to the effective date of such termination) will cease and NWIP's obligations to provide, or to cause to be provided, such Transition Service will cease. The Company will have no right to a refund or offset of any sums paid or owing to NWIP in connection with the termination of the Company's use under this Section 4(a) of any Transition Service.

                  (b) The Company's termination of its use of any Transition Service pursuant to Section 4(a) will in no way affect (i) NWIP's obligation to perform or caused to be performed any Transition Services whose use has not been so terminated or whose Termination Date as set forth on Exhibit A has not yet arrived, or (ii) NWIP's right to receive any amounts due to NWIP from the Company for any Transition Service, the use of which has not been terminated, or for the terminated Transition Service through the effective date of its termination.

5. Service Pricing. (a) Prior to its Termination Date, each Transition Service will be provided to the Company at the appropriate unit price identified on Exhibit A (with respect to each Transition Service, its "Unit Price").

                  (b) Effective on the Termination Date with respect to any Transition Service, the Company and NWIP may agree in writing to extend the term of such Transition Service by amending the appropriate Termination Date on Exhibit A, pursuant to a writing signed by each of them (each new Termination Date with respect to any Transition Service, an "Amended Termination Date"). Except as otherwise agreed by the parties in a writing signed by each of them, with respect to any Transition Service that is given an Amended Termination
Date: (i) for the first 90 days following the Termination Date with respect to such Transition Service, the Company will be charged for such service at the Unit Price applicable to such Transition Service; (ii) beginning the 91st day and ending the 179th day following the Termination Date with respect to such Transition Service, the Company will be charged for such service at ** of the Unit Price applicable to such Transition Service; and (iii) beginning the 180th day following the Termination Date with respect to such Transition Service, the Company will be charged for such service at ** of the Unit Price applicable to such Transition Service, which charge will increase by ** every 30 days thereafter, up to a maximum of ** of the Unit Price applicable to such Transition Service.

                  (c) Nothing in this Agreement is intended to or shall limit or restrict the parties' rights and obligations under Section 5.8 of the JV Agreement and nothing herein is intended to or shall govern the provision or pricing of any "Required Systems" or certain operating activities that cannot be performed by the Company as set forth in Section 5.8 of the JV Agreement.

6. Billing and Payment. The parties' agreement concerning the procedures governing billing and payment for the services provided and all other charges and amounts assessed hereunder is set forth in Section 13.6 of the JV Agreement.

** Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.


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7. Assignment. Notwithstanding anything herein to the contrary, NWIP may delegate its obligation to provide Transition Services hereunder to any third-party vendor(s) used by Nextel or the NDS to provide similar services, provided that each such third-party vendor agrees in writing to perform such Transition Services on the terms set forth herein, and, provided, further, that the cost of any such Transition Services provided by any such third-party vendor shall be the actual charges imposed by such third-party vendor on Nextel or the NDS for providing similar services. If NWIP delegates its obligation to provide Transition Services hereunder to any third-party vendor, NWIP shall not disclose the provisions of Section 5(b) hereof to such third-party vendor if such third-party vendor is not then in possession of such information or such information is not then available publicly.

8. Taxes. The Company will be responsible for all sales, use, and other taxes, levies and charges (other than taxes based on net income or net profits) imposed by applicable taxation authorities on the Transition Services provided to the Company hereunder. If NWIP or any direct or indirect subsidiary of Nextel performing Transition Services is required to pay any such taxes, levies or charges, the Company will promptly reimburse NWIP therefor.

9. Service Levels and Non-discrimination. NWIP will provide, or will cause the controlled subsidiaries of Nextel providing Transition Services hereunder to provide, the Transition Services to the Company in substantially as timely a manner and at substantially the same service levels as similar services are provided to Nextel or any of its wholly owned subsidiaries. Neither NWIP nor any other provider of Transition Services hereunder that is a controlled subsidiary of Nextel shall discriminate against the Company in favor of Nextel or any wholly owned subsidiary of Nextel in providing the Transition Services.

10. Breach. Any breach or alleged breach of this Agreement or disputes arising hereunder will be resolved by the parties pursuant to the procedures set forth in Article 12 of the JV Agreement and, in cases involving a billing dispute,
Section 13.6 of the JV Agreement, which are incorporated herein by this reference.

11. Miscellaneous.

                  (a) Excusable Delay/Time Extension. Where performance by either party to this Agreement is delayed by reason of an Excusable Delay (as defined in the JV Agreement), the time for performance, and any otherwise applicable time limit, schedule or deadline, shall be extended for a period of time equal to the period of Excusable Delay.

                  (b) Amendments. This Agreement may be amended only by a writing executed by the parties.

                  (c) Entire Agreement. This Agreement and the other Transaction Agreements (as defined in the JV Agreement) set forth the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties, including but not limited to the Memorandum of Agreement, dated as of May 1, 1998, among Wireless Investment Partners, L.L.C., NWIP and Nextel, as amended.


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                  (d) Notices. Any notice, request or other communication
required or permitted hereunder must be in writing and is given: (a) when received if personally delivered; (b) 12 hours after being sent by telecopy, with confirmed answerback; or (c) 1 business day after being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

         To NWIP:                   Nextel WIP Corp.
                                    1505 Farm Credit Drive
                                    McLean, VA  22102
                                    Attention:  General Counsel
                                    Telecopy:  (703) 394-3896

         With a copy to:            Jones, Day, Reavis & Pogue
                                    North Point
                                    901 Lakeside Avenue
                                    Cleveland, Ohio 44114
                                    Attention:  Jeanne M. Rickert
                                    Telecopy:  (216) 579-0212

         To the Company:            Nextel Partners Operating Corp.
                                    4500 Carillon Point
                                    Kirkland, WA  98033
                                    Attention:  General Counsel
                                    Telecopy:  (425) 828-8098

         With a copy to:            Friedman Kaplan Seiler LLP
                                    875 Third Avenue
                                    New York, NY  10022
                                    Attention:  Gary D. Friedman
                                    Telecopy:  (212) 355-6401

Either party by written notice to the other given in accordance with this
Section 11.4 may change the address or the persons to whom notices or copies thereof are to be directed.

                  (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

                  (f) Waiver. Except as otherwise provided in this Agreement, any party may waive, in writing, compliance by the other parties thereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of any of this Agreement, by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of, or default under, any other provision of this Agreement.

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                  (g) Third Parties. Nothing expressed or implied in this
Agreement is intended, or may be construed, to confer upon or give any person or entity other than the parties hereto any rights or remedies hereunder.

                  (h) Severability. If any provision of this Agreement or the application of such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. The parties will, to the extent lawful and practicable, use their best reasonable efforts to enter into arrangements to reinstate the intended benefits of any provision held invalid, illegal or unenforceable.

                  (i) Choice of Law. This Agreement shall be governed by New York law, without regard to choice of law rules that would result in the application of another state's law.

                  (j) Construction.

                           (1)  Words used in this Agreement, regardless of the
number or gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The parties hereto have participated equally in the drafting of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

                           (2) The schedules and exhibits attached to this
Agreement are incorporated herein and are part of this Agreement for all purposes. Unless otherwise stated, any reference in this Agreement to an exhibit, section or schedule is to an exhibit, section or schedule of this Agreement.

                           (3) The headings in this Agreement are solely for
convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

                  (k) Agreement. This Agreement is one of the Collateral Agreements identified in the JV Agreement. Accordingly, certain provisions of the JV Agreement by their terms apply to this Agreement, including, without limitation, Section 2.6, Article 12, and Sections 13.2, and 13.10.


                                     * * *


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                            NEXTEL WIP CORP.


                                            By: /s/  Alan Strauss
                                               ________________________________
                                            Name:  Alan Strauss
                                            Title: Vice President


                                            NEXTEL PARTNERS OPERATING CORP.


                                            By: /s/ John Thompson
                                               ________________________________
                                            Name:  John Thompson
                                            Title: Chief Financial Officer and
                                                   Treasurer




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